UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD/A
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SPECIALIZED DISCLOSURE REPORT
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CHORD ENERGY CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	001-34776	80-0554627
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
Lara J. Kroll
Senior Vice President and Chief Accounting Officer
(281) 404-9500
(Name and telephone number, including area code, of the person to contact in connection with this report.)
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  Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

☐	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, _____.

☒	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2023.

Explanatory Note — The purpose of this amendment to Form SD is to revise the disclosures for amount of royalties paid to the U.S. Federal Government. No other changes have been made to the disclosure contained in the original Form SD.
Section 2 — Resource Extraction Issuer Disclosure
Item 2.01. Resource Extraction Issuer Disclosure and Report
Disclosure of Payments by Resource Extraction Issuers
The specified payment disclosure required by this Form is included as Exhibit 99.1 to this Specialized Disclosure Report on Form SD/A.
Section 3 — Exhibits
Item 3.01. Exhibits

Exhibit No.	Description of Exhibit

99.1	Resource Extraction Payment Report as required by Item 2.01 of this Form.

104	Interactive Data File (Form SD/A for the year ended December 31, 2023 filed in XBRL).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

CHORD ENERGY CORPORATION (Registrant)

Date: September 29, 2025	By:	/s/ Richard N. Robuck
Richard N. Robuck
Executive Vice President and Chief Financial Officer